Exhibit 99.1

J. C. Penney Company, Inc. Announces Settlement of Class Action Lawsuit

Company reports a 6.4 percent increase in same store sales for the third quarter

PLANO, Texas - (Nov. 11, 2015) - J. C. Penney Company, Inc. (NYSE:JCP) today announced that it has reached an agreement, subject to court approval, to settle a false advertising class action lawsuit brought on behalf of California customers who purchased certain JCPenney private or exclusive branded products. The lawsuit, Cynthia E. Spann v. J.C. Penney Corporation, Inc., is pending in the United States District Court for the Central District of California. The Plaintiff and the class are represented by Matthew J. Zevin of the Stanley Law Group and Derek J. Emge of the Emge Firm, LLP.

The lawsuit, filed in 2012, arises from the price comparison advertising of private and exclusive branded products JCPenney used in California between November 2010 and January 2012. Plaintiff claims, among other things, that JCPenney’s practices did not comply with California law. JCPenney denies the allegations and is entering into this settlement to eliminate the uncertainties, burden and expense of further protracted litigation.

Under the terms of the proposed settlement, JCPenney will make available $50 million to settle class members’ claims. Class members will have the option of selecting a cash payment or store credit. The amount of the payment or credit will depend on the total amount purchased by each class member during the class period.

“While we are confident of our position, resolving this litigation removes any uncertainty and risk, which we believe is in the best interest of our shareholders. Despite the financial impact of the settlement, the majority of which was accrued prior to the third quarter, we are pleased with our third quarter results, including a comparable store sales increase of 6.4% and gross margin and earnings performance that exceeded our expectations,” said Marvin Ellison, CEO for JCPenney.

The settlement agreement also contemplates that JCPenney will implement and/or continue certain improvements to its price comparison advertising policies and practices, including periodic monitoring and training programs designed to ensure compliance with California’s advertising laws.

The Company will release its third quarter 2015 financial results on Friday, November 13, at 7:30 a.m. ET.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,020 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets. For more information, please visit jcpenney.com.

Forward-Looking Statements:
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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